Exhibit 16.1

Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549

Re: Safe & Green Holdings Corp., Form 8-K Filing Dated January 9, 2026

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K filed by Safe & Green Holdings Corp. (the “Company”) with the Securities and Exchange Commission, dated January 9, 2026, regarding the change in the Company’s independent registered public accounting firm. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with the other statements of Safe & Green Holdings Corp. contained therein.

Sincerely,

/s/ M&K CPAS, PLLC

The Woodlands, TX

January 9, 2026